EXHIBIT 10.46

PROLONG SUPER LUBRICANTS, INC.

SUBORDINATED SECURED PROMISSORY NOTE

December 22, 2004	$100,000.00

PROLONG SUPER LUBRICANTS, INC., a Nevada corporation (the “Company”), for value received, hereby promises to pay to the order of Elton Alderman (the “Holder”) or the Holder’s registered assigns, the sum of One Hundred Thousand Dollars ($100,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon (the “Note”).

The outstanding principal balance under this Note, and all accrued, unpaid interest thereon, shall become due and payable on February 20, 2005 (the “Maturity Date”).

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Interest.

(a) Rate. The unpaid principal balance of this Note shall bear simple interest at a rate equal to seven percent (7%) per annum from the date hereof until paid in full. All interest hereunder shall be calculated based on a 365-day year and paid for the actual number of days elapsed.

(b) Maximum Rate Permitted by Law. In the event that the interest rate provided for in this Section 1 shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be applied to the principal amount of this Note without prepayment premium or penalty.

2. Voluntary Prepayment. The Company shall have the right at any time to prepay without penalty, in whole or in part, this Note, by tender to the Holder of funds by check or wire transfer of a portion or all of the outstanding principal and accrued interest. In the event that less than all the principal and accrued interest shall be paid, such payment shall be allocated first to accrued interest and any remaining balance to principal.

3. Note Register. This Note is transferable only upon the books of the Company which it shall cause to be maintained for such purpose. The Company may treat the registered holder of this Note as he or it appears on the Company’s books at any time as the Holder for all purposes.

4. Subordination. The indebtedness, including principal and accrued interest thereon, evidenced by this Note and the security interest set forth in Section 12 below is hereby expressly subordinated, to the extent and in the manner set forth in this Section 4, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness (as hereinafter defined) whether now outstanding or hereafter obtained. Notwithstanding the foregoing, for so long as there is no event of default under the Senior Indebtedness, the Company may pay, and the Holder may receive for its own account, such payments as provided by the terms of this Note. As used in this Note, the term “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) those certain Secured Promissory Notes, issued on November 24, 2003, in the aggregate principal amount of $2,500,000, (ii) those certain Secured Promissory Notes, issued on or about August 13, 2004, in the aggregate principal amount of $250,000, (iii) that certain Financing Agreement, dated January 31, 2003, by and between Prolong International Corporation and First Capital Corporation, (iv) those certain Subordinated Promissory Notes issued between April 2002 and July 2002, as amended, (v) indebtedness of the Company to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), which is for money borrowed, or the purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, and (vi) any such indebtedness or any notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor. The Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 4. If the Holder receives any payment on this Note which is prohibited by this Section 4, such payment shall be held in trust by the Holder for the benefit of, and shall be paid and delivered upon written request to, the holders of Senior Indebtedness or their agent, for application to the payment on such Senior Indebtedness.

5. Loss, Etc., of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to the Company if lost, stolen or destroyed, and upon surrender and cancellation of this Note if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

6. Waiver; Collection Costs. Except as otherwise set forth in this Note, the Company hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. If an action is brought for collection under this Note, the Holder shall be entitled to receive all costs of collection, including, but not limited to, its reasonable attorneys’ fees.

7. Notices. Any notice, approval, request, authorization, direction or other communication under this Note shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the party to whom the same is directed or transmitted by facsimile with confirmation of receipt, (ii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) three (3) business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, at the address of the party in the records of the Company (or at such other address as may be communicated to the notifying party in writing).

8. Transferability. This Note evidenced hereby may not be pledged, sold, assigned or transferred by operation of law or otherwise without the prior written consent of the Company. Any pledge, sale, assignment or transfer in violation of the foregoing shall be null and void.

9. Headings; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

10. Governing Law. This Note shall be governed by the laws of the State of California, and the laws of such state (other than conflicts of laws principles) shall govern the construction, validity, enforcement and interpretation hereof, except to the extent federal laws otherwise govern the validity, construction, enforcement and interpretation hereof. Venue for all disputes arising out of this Note shall be in Orange County, California.

11. Payments. Each payment on this Note shall be due and payable in lawful money of the United States of America, at the address of Holder as shown on the books of the Company, in funds which are immediately available for use by Holder. In any case where the payment of principal and interest hereon is due on a non-business day, the Company shall be entitled to delay such payment until the next succeeding business day, but interest shall continue to accrue until the payment is, in fact, made.

12. Security Interest.

(a) Creation of Security Interest. As security for the prompt and complete payment and performance when due of all of amounts under the Note (the “Secured Obligations”), the Company does hereby grant to Holder a continuing security interest in all of the right, title, and interest of the Company in, whether now existing or hereafter from time to time acquired, all of the Company’s assets (the “Collateral”).

(b) Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(i) Company has failed to pay the amount due under the Note when due and payable; or

(ii) Company shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary for all or substantially all of the assets, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against the Company under any applicable bankruptcy law and such proceeding is not controverted within thirty (30) days, or is not dismissed within sixty (60) days, after commencement of such proceeding.

(c) Remedies Upon an Event of Default.

(i) Upon the occurrence of an Event of Default as set forth above, the Holder may exercise and enforce all rights or remedies available upon default to a secured party under the Uniform Commercial Code.

(ii) Upon the occurrence of an Event of Default, the Holder may sell, or otherwise dispose of, all or any part of the Collateral upon any terms which are commercially reasonable. The Holder shall give the Company fifteen (15) days’ prior written notice of the time and place of any public sale of the Collateral, or of the time after which a private sale or other disposition of the Collateral is made.

(iii) All proceeds from the sale or other disposition of the Collateral, unless otherwise expressly required by law or regulation, shall be applied as follows:

(1) First, to the payment of all expenses reasonably incurred by the Holder in connection with any sale or disposition of the Collateral;

(2) Second, to the payment of all obligations of the Company to the Holder arising under the Note which have come due and are unpaid; and

(3) Third, the balance, if any, to the Company.

(d) Subordination. The Secured Obligations, and the Holder’s right to exercise any remedies hereunder, shall be junior to the obligations of the Company to any Senior Indebtedness.

(e) Termination of Security Interest. Upon the full repayment of the Note by the Company, the security interest granted hereunder shall terminate, and the Holder, at the request of the Company, will execute and deliver to the Company the proper instruments (including UCC termination statements) acknowledging the termination of such security interest and will duly assign, transfer and deliver to the Company (without recourse and without any representation or warranty) such of the Collateral as may in possession of the Holder and has not theretofore been sold or otherwise applied or released pursuant to this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first set forth above.

PROLONG SUPER LUBRICANTS, INC.
a Nevada corporation

By:	/s/ Thomas C. Billstein
Thomas C. Billstein,
Vice President

ACKNOWLEDGED AND AGREED:

/s/ Elton Alderman
Elton Alderman, Holder